EXECUTED VERSION

AMENDMENT NO. 1 TO WARRANT TO PURCHASE

SHARES OF COMMON STOCK

OF

AMERICAN APPAREL, INC.

No. W-A-11-2, originally issued April 26, 2011 to purchase 3,063,101 shares

AMENDMENT NO. 1 (this “Amendment”), dated March 13, 2012, to the Warrant to Purchase Shares of Common Stock of American Apparel, Inc., dated April 26, 2011, No. W-A11-2 (the Warrant”), issued by American Apparel, Inc., a Delaware corporation (together with its successors and assigns, the “Issuer”), to Lion/Hollywood L.L.C. (“Lion”).

WHEREAS, the Issuer issued the Warrant on April 26, 2011, pursuant to that certain Credit Agreement, dated as of March 13, 2009 (as amended, modified or waived with the written consent of Lion, the “Credit Agreement”), among the Issuer, certain subsidiaries of the Issuer as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and in its capacity as collateral agent thereunder, Lion Capital (Americas) Inc., as a lender, and Lion, as a lender, and the other lenders from time to time party thereto;

WHEREAS, on or about the date hereof, the Issuer, certain subsidiaries of the Issuer as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and in its capacity as collateral agent thereunder, and the lenders from time to time party thereto, are entering into a Seventh Amendment to Credit Agreement under and to the Credit Agreement (the “Seventh Amendment”); and

WHEREAS, in connection with the Seventh Amendment and in accordance with Section 13 of the Warrant, the Issuer and Lion desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the undersigned hereby agree as follows:

1.           Amendments to Warrant. The Warrant is hereby amended as follows:

(a)	Section 1 of the Warrant and the reference to the expiration date in the heading of the Warrant are each hereby amended by replacing the reference to “February 18, 2018” with “February 18, 2022.”.

(b)	The Warrant is hereby amended to add a new Section 4(g)(ix), which reads in its entirety as follows:

(ix)           Violation of Financial Covenant. In the event the Issuer shall, during the period from March 31, 2012 through and including December 31, 2015 (the “Warrant Covenant Violation Period”), permit Consolidated EBITDA (as defined in, and calculated and interpreted in accordance with, the Credit Agreement including, without limitation, Section 1.03 of the Credit Agreement, which shall be incorporated herein, mutatis mutandis) for any twelve consecutive Fiscal Month (as defined in the Credit Agreement) period ending on any date set forth in Schedule A hereto to be less than the amount set forth in Schedule A opposite such date (the occurrence of such event, a “Warrant Covenant Violation”), the Warrant Price shall automatically be reduced following the later to occur of such event and the Effective Date by an amount equal to $0.25 (the “Reduction Amount”) provided that there shall not be more than one price reduction made pursuant to this Section 4(g)(ix) and such price adjustment shall occur upon the first Warrant Covenant Violation. For the avoidance of doubt, the provisions of this Section 4(g)(ix) shall remain in full force and effect for the entirety of the Warrant Covenant Violation Period notwithstanding any modification of or termination of the Credit Agreement. If the Credit Agreement shall not be in effect at any time during the Warrant Covenant Violation Period, or if at any time Lion ceases to be a lender under the Credit Agreement, the terms defined herein by cross-reference to the Credit Agreement shall have the meaning ascribed to them in the Credit Agreement as in effect on the date immediately prior to the Credit Agreement ceasing to be in effect, or the date Lion ceased to be a lender thereunder, as applicable.

If the Warrants are exercised prior to the Effective Date, and prior to such exercise there has been a Warrant Covenant Violation, then upon such exercise and in addition to the issuance of the Common Stock pursuant to the Warrants, the Issuer shall pay to Lion in cash in immediately available funds an amount equal to (x) the number of shares of Common Stock underlying the Warrant(s) in respect of which the Warrant(s) are exercised (including shares cancelled in a cashless exercise), multiplied by (y) the Reduction Amount.

(c)	The definition of “Other Lion Warrants” contained in Section 11 of the Warrant is hereby amended and restated to read in its entirety as follows:

“Other Lion Warrants” means (i) the Warrant to Purchase 16,000,000 shares of Common Stock of the Issuer, dated March 13, 2009, issued to Lion/Hollywood L.L.C.; (ii) the Warrant to Purchase 759,809 shares of Common Stock of the Issuer, dated March 24, 2011, issued to Lion/Hollywood L.L.C., (iii) the Warrant to Purchase 1,445,382 shares of Common Stock of the Issuer, dated July 7, 2011, issued to Lion/Hollywood L.L.C., (iv) the Warrant to Purchase 337,733 shares of Common Stock of the Issuer, dated July 12, 2011, issued to Lion/Hollywood L.L.C., and (v) any other warrants that have been or subsequently may be issued to Lion/Hollywood L.L.C. or its Affiliates pursuant to the Credit Amendment or otherwise, in each case of the foregoing clauses (i) through (v) as such warrants have been and subsequently may be amended or otherwise modified from time to time.

(d)	Section 11 of the Warrant is hereby amended to add a new definition as follows:

“Seventh Amendment” means the Seventh Amendment, dated as of March 13, 2012, under and to the Credit Agreement dated as of March 13, 2009, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, among the Issuer, certain subsidiaries of the Issuer as facility guarantors, Wilmington Trust FSB, in its capacity as administrative agent and in its capacity as collateral agent thereunder, Lion Capital (Americas) Inc., as a lender, and Lion/Hollywood L.L.C., as a lender, and the other lenders from time to time party thereto.

2.           Requisite Stockholder Approval. If the Issuer determines, in consultation with Lion, that the Requisite Stockholder Approval (as defined below) is required, as promptly as reasonably practicable but no later than May 1, 2012 (unless Lion determines in its sole discretion to extend such period by providing notice of extension in writing to the Issuer), (i) the Issuer shall prepare the proxy statement to be sent to the stockholders of the Issuer in connection with the Issuer Stockholders Meeting (as defined below) (such proxy statement, as amended or supplemented, the “Proxy Statement”), and (ii) the Issuer shall file the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”). The Issuer shall thereafter use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed (or comply with the notice-only delivery procedures of the SEC) to the stockholders of the Issuer as promptly as reasonably practicable after (A) responding to any such comments to the satisfaction of the SEC and (B) if required, the Proxy Statement is cleared by the SEC for delivery to the Issuer's stockholders. The Issuer shall promptly notify Lion upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall provide Lion with copies of all correspondence between the Issuer and its representatives on the one hand, and the SEC on the other hand, with respect to any proposals or disclosure in the Proxy Statement with respect to the matters in this Amendment or the transactions contemplated hereby. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (including any amendment or supplement to the Proxy Statement) or responding to any comments of the SEC with respect thereto, the Issuer shall provide Lion with a reasonable opportunity to review and comment on such documents or responses. If, at any time prior to the Issuer Stockholders Meeting, any information should be discovered by the Issuer which should be set forth in an amendment or supplement to the Proxy Statement, as applicable, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Issuer shall promptly notify Lion, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and disseminated by the Issuer to its stockholders, as applicable.

The Issuer shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for delivery to the Issuer's stockholders, mail the Proxy Statement to the Issuer's stockholders (or comply with the notice-only delivery procedures of the SEC) and establish a record date for, duly call and give notice of, the Issuer Stockholders Meeting, and the Issuer shall no later than July 15, 2012 (or, in the event the Issuer Stockholders Meeting may not be held by such date due to injunction or court order, or regulatory action that makes holding the Issuer Stockholders Meeting illegal, such later date no later than sixty (60) days following the lifting of such injunction or court order, or regulatory action that makes holding the Issuer Stockholders Meeting illegal), convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the “Issuer Stockholders Meeting”) for purposes which shall include obtaining the affirmative vote of the holders of Issuer's common stock representing a majority of the votes cast at the Issuer Stockholders Meeting on the proposal to approve the Exercise Price Triggers if the Issuer determines, in consultation with

Lion, that such approval is necessary, for purposes of Section 713 of the NYSE Amex Company Guide (the “Requisite Stockholder Approval”). The Issuer shall, through its board of directors or any committee thereof, recommend to its stockholders that the Requisite Stockholder Approval be given (the “Issuer Board Recommendation”) and shall include the Issuer Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement. The “Exercise Price Triggers” means the adjustments to the “Warrant Price” contemplated by Section 4(g)(ix) of this Warrant and the Other Lion Warrants. The date that such Requisite Stockholder Approval for such Exercise Price Triggers is obtained shall be the “Effective Date” hereunder.

3.           Amendment and Waiver. Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, obligations, covenants or agreements contained in the Warrant, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Any reference in any document to the Warrant shall mean the Warrant as amended by this Amendment, and this Amendment and the Warrant shall be read together and construed as a single instrument.

4.           Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York.

5.           Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Amendment, but this Amendment shall be construed as if such unenforceable provision had never been contained herein.

6.           Headings. The headings of the Sections of this Amendment are for convenience of reference only and shall not, for any purpose, be deemed a part of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AMERICAN APPAREL, INC.

By:           /s/ John Luttrell
Name:      John Luttrell
Title:        Executive Vice President and Chief
 Financial Officer

LION/HOLLYWOOD L.L.C.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Warrant W-A-11-2]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AMERICAN APPAREL, INC.

By:
Name:      John Luttrell
Title:        Executive Vice President and Chief
 Financial Officer

LION/HOLLYWOOD L.L.C.

By:           /s/ Jeff Chang
Name:      Jeff Chang
Title:        Vice President

[Signature Page to Amendment No. 1 to Warrant W-A-11-2]

SCHEDULE A

Year	Quarter	Trailing 12 Month Period Ending	Consolidated EBITDA
2012	Q1	March 31, 2012	37,500,000
	Q2	June 30, 2012	44,000,000
	Q3	September 30, 2012	50,500,000
	Q4	December 31, 2012	56,000,000
2013	Q1	March 31, 2013	60,500,000
	Q2	June 30, 2013	65,500,000
	Q3	September 30, 2013	70,750,000
	Q4	December 31, 2013	73,000,000
2014	Q1	March 31, 2014	76,250,000
	Q2	June 30, 2014	81,750,000
	Q3	September 30, 2014	87,250,000
	Q4	December 31, 2014	92,750,000
2015	Q1	March 31, 2015	98,250,000
	Q2	June 30, 2015	103,750,000
	Q3	September 30, 2015	109,250,000
	Q4	December 31, 2015	115,000,000